Exhibit 11
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 94 to the Registration Statement on Form N-1A of Fidelity Union Street Trust:
Spartan Maryland Municipal Income Fund, of our report dated October 1, 1996, and of our reports dated October 4, 1996 for Spartan Aggressive Municipal Fund, Spartan Short-Intermediate Municipal Income Fund (formerly Spartan Short-Intermediate Municipal Fund), Spartan Intermediate Municipal Income Fund (formerly Spartan Intermediate Municipal Fund), Spartan Ginnie Mae Fund, Spartan Municipal Income Fund (formerly Spartan Municipal Income Portfolio), Fidelity Export Fund, and Spartan Arizona Municipal Income Fund (formerly Spartan Arizona Municipal Income Portfolio), on the financial statements and financial highlights included in the August 31, 1996 Annual Reports to Shareholders of Spartan Maryland Municipal Income Fund, Spartan Aggressive Municipal Fund, Spartan Short-Intermediate Municipal Income Fund, Spartan Intermediate Municipal Income Fund, Spartan Ginnie Mae Fund, Spartan Municipal Income Fund, Fidelity Export Fund, and Spartan Arizona Municipal Income Fund.
We also consent to the incorporation by reference in this Post-Effective Amendment, of our reports dated September 27, 1996 and October 4, 1996, respectively, on the financial statements and financial highlights included in the Annual Reports to Shareholders of Fidelity Union Street Trust II:
Spartan Municipal Money Fund and Spartan Arizona Municipal Money Market Fund (formerly Spartan Arizona Municipal Money Market Portfolio).
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.
Boston, Massachusetts
October 14, 1996